CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/28/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the Year Ended February 28, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/19/2004	$1,900	Delaware Funding Corp.	1.02%	04/19/2004